Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Yadkin Valley Financial Corporation
We consent to the incorporation by reference in the Form S-4 Registration Statement No. 333-156417, Form S-8 Registration Statements Nos. 333-158982, 333-153339, 333-150190, 333-136970, 333-136969, 333-136968, and 333-136967 and the Form S-3D Registration Statement No. 333-136050 of Yadkin Valley Financial Corporation of our reports dated March 5, 2010 with respect to the consolidated financial statements of Yadkin Valley Financial Corporation and the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2009 annual report on Form 10-K of Yadkin Valley Financial Corporation. Our report refers to the fact that the Company changed its method of accounting and reporting for business combinations as a result of adopting new accounting guidance.
Charlotte, North Carolina
March 5, 2010

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